Exhibit 10.26

AGREEMENT AND PLAN OF REORGANIZATION

by and among

FINISAR CORPORATION,
a Delaware corporation
(“Finisar”),

IOLITE ACQUISITION CORP.,
a Delaware corporation and wholly-owned
subsidiary of Finisar (“Sub”),

and

INTERSAN, INC.,
a Delaware corporation
(“InterSAN”)

Dated: March 2, 2005

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

Page
Section 8.3 Amendment	45
Section 8.4 Extension; Waiver	45

ARTICLE IX ESCROW AND INDEMNIFICATION	45
Section 9.1 Survival of Representations and Warranties	45
Section 9.2 Indemnification	45
Section 9.3 Procedures for Indemnification	46
Section 9.4 Defense of Third Party Claims	46
Section 9.5 Manner of Indemnification	47
Section 9.6 Appointment of Stockholders’ Representative	47

ARTICLE X GENERAL PROVISIONS	48
Section 10.1 Notices	48
Section 10.2 Interpretation	50
Section 10.3 Counterparts	51
Section 10.4 Severability	51
Section 10.5 Entire Agreement	51
Section 10.6 Governing Law	51
Section 10.7 Assignment	51
Section 10.8 Third Party Beneficiaries	51
Section 10.9 Descriptive Headings	52
Section 10.10 Attorney’s Fees	52

EXHIBITS

Exhibit A Form of Certificate of Merger
Exhibit B Form of Escrow Agreement
Exhibit C Form of Affiliate Agreement
Exhibit D-1 Form of Employment Agreement with Chris Melville
Exhibit D-2 Form of Employment Agreement with Christina Mercier
Exhibit E Form of Opinion of Bingham McCutchen LLP
Exhibit F Form of Opinion of DLA Piper Rudnick Gray Cary US LLP

SCHEDULES

Schedule 6.8(f) InterSAN Affiliates
Schedule 6.9(b) InterSAN Employees to be Offered Employment

iii

AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of March 2, 2005, by and among Finisar Corporation, a Delaware corporation (“Finisar”), Iolite Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Finisar (“Sub”), and InterSAN, Inc., a Delaware corporation (“InterSAN”).

RECITALS

     WHEREAS, the Boards of Directors of Finisar, Sub and InterSAN deem it advisable and in the best interests of each corporation and its respective stockholders that Finisar and InterSAN combine in order to advance the long-term business interests of Finisar and InterSAN;

     WHEREAS, the combination of Finisar and InterSAN shall be effected by the terms of this Agreement through a transaction (the “Merger”) in which Sub will merge with and into InterSAN, InterSAN will become a wholly-owned subsidiary of Finisar and the stockholders of InterSAN will become stockholders of Finisar; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I

THE MERGER

     Section 1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, a Certificate of Merger (the “Certificate of Merger”) in substantially the form attached hereto as Exhibit A as required by the relevant provisions of the Delaware General Corporation Law (the “DGCL”) shall be duly executed and acknowledged by Sub and by InterSAN as the Surviving Corporation (as defined in Section 1.3(a)) and delivered to the Delaware Secretary of State for filing on, or as soon as practicable after, the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State (the “Effective Time”).

     Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., Pacific Time, on a date to be specified by Finisar and InterSAN (the “Closing Date”), which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article VII of this Agreement (other than those conditions which by their nature will be satisfied on the Closing Date), at the offices of DLA Piper Rudnick Gray Cary US LLP, 2000 University Avenue, East Palo Alto, CA 94303-2248 unless another date or place is agreed to in writing by Finisar and InterSAN.

     Section 1.3 Effects of the Merger.

          (a) At the Effective Time (i) Sub shall be merged with and into InterSAN (the “Surviving Corporation”) and the separate existence of Sub shall cease, (ii) the Certificate of Incorporation of InterSAN, as the Surviving Corporation, shall be amended and restated to read the same as the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time, except that Article I of such Certificate of Incorporation shall be amended to read as follows: “The name of the corporation is InterSAN, Inc.” and (iii) the Bylaws of InterSAN, as the Surviving Corporation, shall be amended and restated to read the same as the Bylaws of Sub as in effect immediately prior to the Effective Time, except that all references in such bylaws to Sub shall be changed to refer to InterSAN, Inc. Sub and InterSAN are sometimes referred to herein as the “Constituent Corporations.”

          (b) At and after the Effective Time, the Surviving Corporation shall possess all the assets, property, rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the liabilities, obligations, restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all real, personal and mixed property, and all liabilities, obligations and debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all assets, property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired, but all rights of creditors and all Liens (as hereinafter defined) upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all obligations, debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation and may be enforced against it to the same extent as if such obligations, debts, liabilities and duties had been incurred by it.

     Section 1.4 Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at the Effective Time, each of whom will hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

ARTICLE II

CONVERSION OF SECURITIES

     Section 2.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          (a) “Escrow Shares” shall mean the number of shares of Finisar Common Stock equal to the sum of ten percent (10%) of the Total Common Merger Shares plus ten percent (10%) of the Total Preferred Merger Shares.

          (b) “Exchange Ratio” shall have the meaning set forth in Section 2.2(b).

          (c) “Finisar Common Stock” shall mean the Common Stock, $0.001 par value, of Finisar.

          (d) “Finisar Share Price” shall mean the average of the closing prices per share of the Finisar Common Stock on the Nasdaq National Market (“NNM”) over the five (5) day period ending two (2) days prior to the Closing Date.

          (e) “InterSAN Capital Stock” shall mean the InterSAN Common Stock and the InterSAN Preferred Stock.

          (f) “InterSAN Common Stock” shall mean the Common Stock, par value $0.000001, of InterSAN.

          (g) “InterSAN Options” shall mean outstanding options to purchase InterSAN Common Stock under the InterSAN Option Plan (as defined in Section 3.2(a) of this Agreement).

          (h) “InterSAN Preferred Stock” shall mean the Series A-1 Preferred Stock, par value $0.000001, of InterSAN.

          (i) “InterSAN Stockholders” shall mean the holders of InterSAN Common Stock and InterSAN Preferred Stock.

          (j) “InterSAN Transaction Expenses” and “Excess InterSAN Transaction Expenses” shall have the meanings set forth in Section 6.14.

          (k) “InterSAN Warrants” shall have the meaning set forth in Section 2.2(c).

          (l) “Merger Consideration” means $9,500,000.

          (m) “Net Common Merger Consideration” means the dollar value determined by multiplying the Net Merger Consideration by 0.279540.

          (n) “Net Merger Consideration” means the Merger Consideration less any Excess InterSAN Transaction Expenses.

          (o) “Net Preferred Merger Consideration” means the dollar value determined by multiplying the Net Merger Consideration by 0.720460.

          (p) “Total Common Merger Shares” shall mean the number of whole shares of Finisar Common Stock determined by dividing the Net Common Merger Consideration by the Finisar Share Price.

          (q) “Total Common Number” shall mean the number of shares of InterSAN Common Stock outstanding immediately prior to the Effective Time (including the shares of

InterSAN Common Stock issuable upon exercise of outstanding InterSAN Options and any other rights to acquire InterSAN Common Stock).

          (r) “Total Preferred Merger Shares” shall mean the number of whole shares of Finisar Common Stock determined by dividing the Net Preferred Merger Consideration by the Finisar Share Price.

          (s) “Total Preferred Number” shall mean the number of shares of InterSAN Preferred Stock outstanding immediately prior to the Effective Time (including the shares of InterSAN Preferred Stock issuable upon exercise of outstanding InterSAN Warrants and any other rights to acquire InterSAN Preferred Stock).

     Section 2.2 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of InterSAN or capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.001, of the Surviving Corporation.

          (b) Exchange Ratio for InterSAN Capital Stock. Subject to Sections 2.3, 2.4 and 2.5, each issued and outstanding share of InterSAN Capital Stock shall be converted into the number of validly issued, fully-paid and nonassessable shares of Finisar Common Stock determined as follows:

               (i) each issued and outstanding share of InterSAN Preferred Stock shall be converted into the number of shares of Finisar Common Stock determined by dividing the Total Preferred Merger Shares by the Total Preferred Number; and

               (ii) each issued and outstanding share of InterSAN Common Stock shall be converted into the number of shares of Finisar Common Stock determined by dividing the Total Common Merger Shares by the Total Common Number.

The number of shares of Finisar Common Stock into which each share of InterSAN Capital Stock shall be converted, as specified above, shall be referred to as the “Preferred Exchange Ratio” and the “Common Exchange Ratio,” respectively, and collectively, the “Exchange Ratios.” The Exchange Ratios shall be adjusted for any stock split, stock dividend or similar transaction effected between the date hereof and the Effective Time. All such shares of InterSAN Capital Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except rights as a holder of the shares of Finisar Common Stock into which the InterSAN Capital Stock has been converted and the right to receive any cash in lieu of fractional shares of Finisar Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.3, without interest, or to exercise their dissenter’s rights as set forth in Section 2.5 hereof.

          (c) InterSAN Warrants. At the Effective Time, all then outstanding warrants to purchase InterSAN Capital Stock (each, an “InterSAN Warrant”) which are not exercised or do not otherwise expire as of the Effective Time shall be assumed by Finisar and converted into a warrant (an “Assumed Warrant”) to acquire, on the same terms and conditions as were applicable under the InterSAN Warrant, such number of shares of Finisar Common Stock which the holder of such InterSAN Warrant would have been entitled to receive pursuant to the Merger pursuant to Section 2.2(b) if the InterSAN Warrant had been exercised prior to the Effective Time (rounded down to the nearest whole share) at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price of the InterSAN Capital Stock purchasable pursuant to such InterSAN Warrant immediately prior to the Effective Time divided by (ii) the number of full shares of Finisar Common Stock purchasable pursuant to the Assumed Warrant.

     Section 2.3 Exchange of Certificates. The procedures for exchanging outstanding shares of InterSAN Capital Stock for Finisar Common Stock and cash pursuant to the Merger are as follows:

          (a) Exchange Agent. Promptly after the Effective Time, Finisar shall cause to be deposited with an exchange agent designated by Finisar (the “Exchange Agent”), for exchange in accordance with this Section 2.3, through the Exchange Agent, shares of Finisar Common Stock issuable and payable to the holders of InterSAN Capital Stock pursuant to Section 2.2, less the Escrow Shares issuable and deliverable to the Escrow Agent pursuant to Section 2.4 (such shares of Finisar Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), in exchange for outstanding shares of InterSAN Capital Stock.

          (b) Exchange Procedures. Upon surrender by a holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of InterSAN Capital Stock (each a “Certificate” and, collectively, the “Certificates”) whose shares were converted pursuant to Section 2.2 into shares of Finisar Common Stock, together with (i) a duly executed letter of transmittal (in a form to be provided by Finisar prior to the Closing), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Finisar and InterSAN may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for shares of Finisar Common Stock, the holder of such Certificate shall be entitled to receive in exchange therefor the number of whole shares of Finisar Common Stock into which such InterSAN Capital Stock has been converted pursuant to the provisions of Section 2.2 less the number of whole Escrow Shares in respect of such InterSAN Capital Stock that is placed in escrow pursuant to Section 2.4. The Certificates so surrendered shall immediately be canceled. If requested by a holder of record of InterSAN Capital Stock in the letter of transmittal delivered to Finisar, Finisar shall cause the shares of Finisar Common Stock issued in exchange for the shares of InterSAN Capital Stock to be transferred by book entry to an account established by such holder at a broker to be identified by InterSAN who shall be reasonably acceptable to Finisar. If requested by a holder of InterSAN Common Stock acquired upon the exercise of an InterSAN Option for which InterSAN is obligated to withhold federal or state taxes, Finisar shall retain the number of shares of Finisar Common Stock otherwise issuable to such holder equal to the amount of InterSAN’s statutory tax withholding obligations in complete satisfaction of the holder’s liability therefor to InterSAN and Finisar. In the event of a transfer of ownership of InterSAN Capital Stock which is not registered in the transfer records of InterSAN, the shares of Finisar Common Stock to which the holder is entitled may be issued to a transferee if the Certificate representing such InterSAN Capital Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the shares of Finisar Common Stock and cash in lieu of any fractional shares of Finisar Common Stock as contemplated by this Section 2.3.

          (c) InterSAN Restricted Stock. Notwithstanding the foregoing, if any unvested shares of InterSAN Capital Stock subject to a right of repurchase by InterSAN (“InterSAN Restricted Stock”) remain outstanding immediately prior to the Effective Time, subject to the surrender of the Certificate or Certificates representing such shares of the InterSAN Restricted Stock in accordance with the foregoing terms of this Section 2.3, the shares of Finisar Common Stock into which such shares of InterSAN Restricted Stock are converted shall be held by the Secretary of Finisar subject to the terms and conditions of the agreement(s) between such holders and InterSAN (the “Restricted Stock Agreements”) until the expiration of the right of repurchase to which such shares of InterSAN Restricted Stock were subject thereunder, and Finisar shall cause the Secretary of Finisar to release such number of shares of Finisar Common Stock to the former holder of InterSAN Restricted Stock from time to time and at such time as such right of repurchase expires pursuant to, and in accordance with, the terms and conditions of the Restricted Stock Agreements.

          (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Finisar Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Finisar Common Stock represented thereby and no cash payment in lieu of fractional shares payable to any such holder pursuant to subsection (f) below shall be paid until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the whole shares of Finisar Common Stock issued in exchange for such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Finisar Common Stock to which such holder is entitled pursuant to subsection (f) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Finisar Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Finisar Common Stock.

          (e) No Further Ownership Rights in InterSAN Capital Stock. All shares of Finisar Common Stock delivered upon the surrender for exchange of shares of InterSAN Capital Stock in accordance with the terms hereof (including any cash paid pursuant to subsection (d) or (f) of this Section 2.3) shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of InterSAN Capital Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of InterSAN

Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.3.

          (f) No Fractional Shares. No fractional shares of Finisar Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Finisar. Notwithstanding any other provision of this Agreement, each holder of shares of InterSAN Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Finisar Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Finisar Common Stock multiplied by the Finisar Share Price.

          (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of InterSAN after one year after the Effective Time shall be delivered to Finisar, upon demand, and any stockholders of InterSAN who have not previously complied with this Section 2.3 shall thereafter look only to Finisar for payment of their claim for Finisar Common Stock, any cash in lieu of fractional shares of Finisar Common Stock, and any dividends or distributions with respect to Finisar Common Stock.

          (h) No Liability. Neither the Exchange Agent, Finisar nor InterSAN shall be liable to any holder of shares of InterSAN Capital Stock or Finisar Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (i) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Finisar shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Finisar Common Stock issuable in exchange therefor pursuant to the provisions of this Article II, together with cash, if any, in lieu of fractional shares in accordance with Section 2.3(f) hereof. The Board of Directors of Finisar may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Finisar an indemnity agreement against any claim that may be made against Finisar with respect to the Certificate alleged to have been lost, stolen or destroyed.

     Section 2.4 Escrow.

          (a) At the Closing, or as soon as practicable after the Effective Time, Finisar will cause to be deposited into escrow (the “Escrow”) certificates representing the Escrow Shares. The Escrow Shares shall be held by U.S. Bank Trust National Association or such other financial institution as Finisar and InterSAN shall mutually determine (the “Escrow Agent”) in accordance with and subject to the provisions of an Escrow Agreement substantially in the form of Exhibit B hereto (the “Escrow Agreement”). The Escrow Shares shall be deemed to have been contributed only by holders of issued and outstanding InterSAN Capital Stock immediately prior to the Effective Time (“InterSAN Stockholders”). The percentage of the Escrow Shares contributed on behalf of each holder of InterSAN Common Stock contributing to the Escrow, as shown in a schedule to be delivered at the Closing and attached to the Escrow Agreement, shall be ten percent (10%) of the shares of Finisar Common Stock entitled to be received by each such holder of InterSAN Common Stock at the Effective Time; provided, however, that if ten percent (10%) of the shares of Finisar Common Stock to be delivered to any holder of InterSAN Common Stock is less than ten (10) shares, such holder shall not be obligated to contribute shares of Finisar Common Stock to the Escrow. The percentage of the Escrow Shares contributed on behalf of each holder of InterSAN Preferred Stock contributing to the Escrow, as shown in a schedule to be delivered at the Closing and attached to the Escrow Agreement, shall be ten percent (10%) of the shares of Finisar Common Stock entitled to be received by each such holder of InterSAN Preferred Stock at the Effective Time; provided, however, that if ten percent (10%) of the shares of Finisar Common Stock to be delivered to any holder of InterSAN Preferred Stock is less than ten (10) shares, such holder shall not be obligated to contribute shares of Finisar Common Stock to the Escrow.

          (b) The Escrow Shares shall be subject to claims of indemnification under Article IX and the procedures specified in the Escrow Agreement. Subject to the provisions of Section 9.2(d), the sole recourse for claims under this Agreement shall be the Escrow Shares.

     Section 2.5 Dissenters’ Rights. In the event the Merger becomes effective without the approval of the holders of 100% of the outstanding shares of InterSAN Capital Stock, any shares of InterSAN Capital Stock held by stockholders who properly exercise and perfect the appraisal rights set forth in Section 262 of the DGCL (and, if InterSAN is subject to Section 2115 of the California Corporations Code, such rights as may be granted to persons in Chapter 13 of the California Corporations Code) (the “Dissenting Shares”) shall not be converted pursuant to Section 2.2, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the provisions of the applicable law. Finisar shall have the right to control all negotiations and proceedings with respect to the determination of the appropriate value of the InterSAN Capital Stock pursuant to the applicable law. InterSAN agrees that, without the prior written consent of Finisar or as required under the applicable law, it will not voluntarily make any payment with respect to, or determine or offer to determine, the value of the InterSAN Capital Stock. Each holder of Dissenting Shares (a “Dissenting Shareholder”) who, pursuant to the provisions of the applicable law, becomes entitled to payment of the value of InterSAN Capital Stock, as determined pursuant to applicable law, shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to the provisions of the applicable law). In the event that any holder of InterSAN Capital Stock fails to make an effective demand for payment or otherwise loses his, her or its status as a Dissenting Shareholder, Finisar shall, as of the later of the Effective Time or the occurrence of such event, issue and deliver, upon surrender by such Dissenting Shareholder of his, her or its Certificate(s), the shares of Finisar Common Stock and cash, including any cash payment in lieu of fractional shares, in each case without interest thereon, to which such Dissenting Shareholder would have been entitled under Section 2.2.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INTERSAN

     Except as disclosed in the disclosure schedule provided to Finisar on or before the date of this Agreement (the “InterSAN Disclosure Schedule”), InterSAN represents and warrants to Finisar as follows:

     Section 3.1 Organization, Standing and Power. InterSAN is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its operations requires such qualification. InterSAN has delivered true and correct copies of the Certificate of Incorporation and Bylaws of InterSAN, each as amended to date, to Finisar. InterSAN is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. InterSAN does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     Section 3.2 InterSAN Capital Structure.

          (a) The authorized capital stock of InterSAN consists of 30,000,000 shares of InterSAN Common Stock and 7,116,292 shares of InterSAN Preferred Stock. As of the date hereof, 624,166 shares of InterSAN Common Stock are issued and outstanding and held of record by those persons set forth in the InterSAN Disclosure Schedule. As of the date hereof, 6,616,292 shares of InterSAN Preferred Stock are issued and outstanding and held of record by those persons set forth in the InterSAN Disclosure Schedule. All such outstanding shares of InterSAN Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are not subject to any preemptive rights or rights of first refusal created by statute, the charter documents of InterSAN or any agreement to which InterSAN is a party or by which it is bound. As of the date hereof, 2,918,185 shares of InterSAN Common Stock are reserved for issuance under the InterSAN 2000 Stock Option Plan (the “InterSAN Option Plan”), of which an aggregate of 2,908,399 shares are subject to outstanding options held by persons set forth in the InterSAN Disclosure Schedule (which also sets forth the exercise price of each option, the date on which such option was granted, the applicable vesting schedule for such option and the extent to which such option is exercisable as of the date of this Agreement and the date on which such option expires). As of the date hereof, 264,649 shares of InterSAN Preferred Stock and 6,323 shares of InterSAN Common Stock are subject to outstanding InterSAN Warrants held by those persons set forth in the InterSAN Disclosure Schedule.

          (b) Except as set forth in this Section 3.2 or the InterSAN Disclosure Schedule, there are (i) no equity securities of any class of InterSAN, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements of any character to which InterSAN is a party or by which it is bound obligating InterSAN to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of InterSAN or obligating InterSAN to grant, extend, accelerate the vesting of, change the exercise price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of InterSAN Capital Stock (i) between or among InterSAN and any of its stockholders or (ii) to InterSAN’s knowledge, between or among any of InterSAN’s stockholders.

          (c) All outstanding shares of InterSAN Capital Stock, all outstanding options under the InterSAN Option Plan and all outstanding InterSAN Warrants have been issued and granted in compliance with (i) all applicable federal and state securities laws and regulations and (ii) all requirements set forth in any contracts or agreements providing for the issuance or grant of such securities.

     Section 3.3 Authority; Required Filings and Consents.

          (a) InterSAN has all requisite corporate power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by InterSAN hereunder, including the Certificate of Merger (collectively, the “Transaction Documents”), and, subject to the approval of the Merger by InterSAN’s stockholders as required under its Certificate of Incorporation and by the DGCL, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which InterSAN is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of InterSAN, subject only to the approval of the Merger by InterSAN’s stockholders as required under its Certificate of Incorporation and by the DGCL. This Agreement and the other Transaction Documents to which InterSAN is or will be a party have been or will be duly executed and delivered by InterSAN and constitute or will constitute the legal, valid and binding obligations of InterSAN, enforceable against InterSAN in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and (ii) general principles of equity.

          (b) The execution and delivery by InterSAN of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) contravene, conflict with, or result in any violation or breach of any provision of, the Certificate of Incorporation or Bylaws of InterSAN, (ii) contravene or conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which InterSAN is a party or by which InterSAN or any of its properties or assets may be bound, (iii) contravene or conflict with, or result in a violation of, or give any Governmental Entity or other person the right to exercise any remedy or obtain any relief under, any statute, law, ordinance, rule or regulation or any order, writ, injunction, judgment or decree to which InterSAN, or any of the assets owned or used by InterSAN, is subject, (iv) contravene or conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any InterSAN

Authorization (as such term is defined in Section 3.22 below) that is held by InterSAN or that otherwise relates to the business of or to any of the assets owned or used by InterSAN, (v) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by any of InterSAN (except for Permitted Encumbrances (as defined in Section 10.2)), or (vi) result in, or would reasonably be expected to result in, the disclosure or delivery to any escrowholder or other person of any source code included in the InterSAN Intellectual Property Rights, or the transfer of any asset of InterSAN to any person.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to InterSAN or its stockholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the receipt of the Permit (as defined in Section 6.8), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on InterSAN and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

     Section 3.4 Financial Statements. InterSAN has delivered to Finisar its audited financial statements, including statements of operations and cash flows, for the year ended December 31, 2003, and its unaudited financial statements, including statements of operations and cash flows, for the year ended December 31, 2004 and a balance sheet as of December 31, 2004 (the “Balance Sheet Date”) (collectively, the “InterSAN Financial Statements”). The InterSAN Financial Statements were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and fairly present, in all material respects, the financial position of InterSAN as of such dates, and its results of operations and cash flows for such periods, except that, in the case of unaudited financial statements, all notes to financial statements required under GAAP are not included and such unaudited financial statements are subject to normal and recurring year-end adjustments. InterSAN’s cash balance as of February 28, 2005 is set forth in Section 3.4 of the InterSAN Disclosure Schedule.

     Section 3.5 Absence of Undisclosed Liabilities. InterSAN does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or provided for on the balance sheet as of the Balance Sheet Date (the “InterSAN Balance Sheet”) contained in the InterSAN Financial Statements, (ii) liabilities contemplated by this Agreement or described in the InterSAN Disclosure Schedule, and (iii) normal or recurring liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices.

     Section 3.6 Accounts Receivable. All accounts receivable of InterSAN (including those accounts receivable shown on the InterSAN Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) (i) represent valid obligations of customers of InterSAN arising from bona fide transactions entered into in the ordinary course of business, (ii) are current, and (iii) other than accounts receivable owed by Finisar, will be collected in full. None of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and InterSAN has no knowledge of any specific facts that would be likely to give rise to any such claim. No amount of such accounts receivable is contingent upon the performance by InterSAN of any obligation and no agreement for deduction or discount has been made with respect to any such accounts receivable.

     Section 3.7 Inventories. The inventories shown on the InterSAN Balance Sheet or thereafter acquired by InterSAN consist of items of a quantity and quality usable or salable in the ordinary course of business. Since the Balance Sheet Date, InterSAN has continued to replenish inventories in a normal and customary manner consistent with past practices. InterSAN has not received written notice that it will experience in the foreseeable future any difficulty in its ability to obtain (in the desired quantity and quality, and at prices and on other terms and conditions of supply consistent with past availability), the supplies or component products required for the manufacture, assembly or production of its products. The value at which inventories are carried reflect the inventory valuation policy of InterSAN, which is consistent with its past practice and in accordance with GAAP. Due provision has been made on the books of InterSAN, consistent with past practices, to provide for all slow-moving, obsolete, or unusable inventories at their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

     Section 3.8 Absence of Certain Changes or Events. Since December 31, 2004, InterSAN has conducted its business in the ordinary course and in a manner consistent with past practices and, since such date, InterSAN has not:

          (a) suffered any event or occurrence that has had a Material Adverse Effect on InterSAN;

          (b) suffered any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect on InterSAN;

          (c) granted any increase in the compensation payable or to become payable by InterSAN to its officers or employees;

          (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares;

          (e) issued any shares of its capital stock or any warrants, rights, or options for, or entered into any commitment relating to such capital stock, other than options to purchase InterSAN Common Stock granted in the ordinary course of business under the InterSAN Option Plan and shares of InterSAN Common Stock issued upon exercise of options under the InterSAN Option Plan outstanding as of the date of this Agreement;

          (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

          (g) sold, leased, abandoned or otherwise disposed of any real property, machinery, equipment or other operating property other than in the ordinary course of business;

          (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset, except for grants of standard non-exclusive licenses pursuant to agreements with customers that have been entered into in the ordinary course of business;

          (i) entered into any commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business;

          (j) incurred any liability, except in the ordinary course of business and consistent with past practice;

          (k) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except for liens for current taxes not yet due and purchase money security interests incurred in the ordinary course of business;

          (l) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $10,000, or, in the aggregate, in excess of $25,000;

          (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its officers, directors or stockholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business;

          (n) agreed to take any action described in this Section 3.8; or

          (o) taken any other action that would have required the consent of Finisar pursuant to Section 5.1 of this Agreement (and which has not been obtained) had such action occurred after the date of this Agreement.

     Section 3.9 Taxes.

          (a) For purposes of this Agreement, a “Tax” or, collectively, “Taxes,” means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) InterSAN has prepared and timely filed all returns, estimates, information statements and reports required to be filed by it with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to InterSAN or its operations, such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

          (c) InterSAN, as of the Closing Date, (i) will have paid all Taxes it is required to pay prior to the Closing Date and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

          (d) InterSAN has not been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against InterSAN that is not reflected as a liability on the InterSAN Balance Sheet or set forth on the InterSAN Disclosure Schedule, nor has InterSAN executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (e) The amount of InterSAN’s liability for unpaid Taxes (whether actual or contingent) for all periods through the date hereof and the Closing Date does not and will not, in the aggregate, exceed the amount of the liability accruals and reserves for Taxes (excluding reserves for deferred Taxes that reflect differences between financial accounting income and taxable income) reflected on the InterSAN Balance Sheet (other than Taxes which have accrued or will accrue after the date of such InterSAN Balance Sheet).

          (f) InterSAN is not a party to any tax-sharing agreement or similar arrangement with any other party, and InterSAN has not assumed or agreed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

          (g) InterSAN’s Returns have never been audited by a government or taxing authority, nor is any such audit in process, or to InterSAN’s knowledge pending, and InterSAN has not been notified by a government or taxing authority, to InterSAN’s knowledge of any request for such an audit or other examination.

          (h) InterSAN has never been a member of an affiliated group of corporations filing a consolidated federal income tax return.

          (i) InterSAN has made available to Finisar copies of all Returns filed for all periods since its inception.

          (j) InterSAN has never filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by InterSAN.

          (k) InterSAN is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of InterSAN that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code by InterSAN or Sub as an expense under applicable law.

          (l) InterSAN has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (m) InterSAN has not agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of any change in accounting method.

          (n) None of InterSAN’s assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

          (o) InterSAN is not, nor has it been, a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A of the Code and the regulations thereunder.

          (p) InterSAN has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

          (q) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of InterSAN relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

     Section 3.10 Tangible Assets and Real Property.

          (a) InterSAN owns or leases all tangible assets and properties which are material to the conduct of its business as currently conducted or which are reflected on the InterSAN Balance Sheet or acquired since the Balance Sheet Date (the “Material Tangible Assets”). The Material Tangible Assets are in good operating condition and repair. InterSAN has good and valid title to all Material Tangible Assets that it owns (except properties, interests in properties and assets sold or otherwise disposed of since the InterSAN Balance Sheet Date in the ordinary course of business), free and clear of all Liens other than Permitted Encumbrances. InterSAN is not in default under or in breach or violation of, nor is there any basis for any claim of default by InterSAN under, or breach or violation by InterSAN of, any lease of Material Tangible Assets to which InterSAN is a party. To InterSAN’s knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any such party under, or breach or violation by any such party of, any such lease. All leases of Material Tangible Assets to which InterSAN is a party are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) general principles of equity.

          (b) InterSAN owns no real property. The InterSAN Disclosure Schedule sets forth a true and complete list of all real property currently leased or occupied by InterSAN (collectively, the “Facilities”). The Facilities are not subject to any encumbrances, encroachments, building or use restrictions, exceptions, reservations or limitations, except those which, individually or in the aggregate, are not reasonably expected to have a Material Adverse

Effect on InterSAN or prevent any continued use of any of the Facilities in the usual and normal conduct of InterSAN’s business. There are no governmental or other restrictions which would prevent Finisar or InterSAN from conducting business operations in Facilities currently leased by InterSAN in the manner currently conducted by InterSAN. InterSAN has not received notice of any pending or threatened condemnation proceedings relating to any of the Facilities. InterSAN is not in default under or in breach or violation of, nor is there any basis for any claim of default by InterSAN under, or breach or violation by InterSAN of, any such lease. To InterSAN’s knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any such party under, or breach or violation by any such party of, any such lease. To InterSAN’s knowledge, all such real property leases for Facilities currently occupied by InterSAN are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) general principles of equity.

     Section 3.11 Intellectual Property.

          (a) InterSAN owns, or is licensed or otherwise possesses legally enforceable rights to use, without future payment to any person, all patents, trademarks, trade names, service marks, copyrights, and any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and all processes, formulas, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of InterSAN as currently being conducted and the research and development activities currently proposed to be conducted (all of which are referred to as the “InterSAN Intellectual Property Rights”), free and clear of all Liens other than Permitted Encumbrances and non-exclusive licenses granted by InterSAN in connection with sales of its products in the ordinary course of business. The foregoing representation as it relates to Licensed Intellectual Property (as defined below) is limited to InterSAN’s interest pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants InterSAN such rights to such intellectual property as are necessary to the business of InterSAN as currently conducted and the research and development activities currently proposed to be conducted.

          (b) The InterSAN Disclosure Schedule contains an accurate and complete list of (i) all patents, patent applications, registered trademarks, registered trade names, registered service marks, unregistered trademarks, trade names and service marks currently in use by InterSAN, and registered copyrights and applications therefor included in the InterSAN Intellectual Property Rights owned by InterSAN, including the jurisdictions in which each such InterSAN Intellectual Property Right owned by InterSAN has been issued or registered or in which any such application for such issuance or registration has been filed, (ii) all licenses, sublicenses, distribution agreements, options, rights (including marketing rights), and other agreements to which InterSAN is a party and pursuant to which any person is authorized to use any InterSAN Intellectual Property Rights owned by InterSAN or has the right to manufacture, reproduce, market or exploit any product of InterSAN (a “InterSAN Product”) or any adaptation, translation or derivative work based on any InterSAN Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which InterSAN is a party and pursuant to which InterSAN is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software (“Licensed Intellectual Property”), which is used in the manufacture of, incorporated in or forms a part of any InterSAN Product (other than licenses for standard off-the-shelf software used in the conduct of InterSAN’s business), (iv) all joint development agreements to which InterSAN is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which InterSAN has obtained funding for research and development activities.

          (c) The execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not, in such a manner that would result in a Material Adverse Effect on InterSAN, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) or give rise to any right, license or Lien relating to any InterSAN Intellectual Property Rights, or right of termination, cancellation or acceleration of any InterSAN Intellectual Property Rights, or the loss or encumbrance of any InterSAN Intellectual Property Rights or benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any InterSAN Intellectual Property Rights or otherwise impair the right of InterSAN or its customers to use the InterSAN Intellectual Property Rights in the same manner as such InterSAN Intellectual Property Rights are currently being used by InterSAN or as the customers of InterSAN are currently entitled to use such InterSAN Intellectual Property Rights under existing agreements.

          (d) All registered copyrights and, to the knowledge of InterSAN, all patents, unregistered copyrights and registered trademarks and service marks issued to InterSAN which relate to the Pathline 2.5 and 4.0 products (the “InterSAN Pathline Products”) are valid and subsisting. None of the InterSAN Intellectual Property Rights infringes, misappropriates or conflicts with any patent, trademark, trade name, service mark, copyright, trade secret or other proprietary right of any third party and the manufacturing, marketing, licensing or sale of any InterSAN Pathline Product does not infringe any patent, trademark, trade name, service mark, copyright, trade secret or other proprietary right of any third party. InterSAN (i) has not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, trade name, service mark, copyright, trade secret or other proprietary right of any third party and (ii) has no knowledge of any claim by a third party challenging or questioning the validity or effectiveness of any license or agreement relating to any InterSAN Intellectual Property Rights or Licensed Intellectual Property. There is no outstanding order, writ, injunction, decree, judgment or stipulation by or with any court, administrative agency or arbitration panel regarding patent, copyright, trade secret, trademark, trade name, mask work right or other claims relating to the InterSAN Intellectual Property Rights to which InterSAN is a party or by which it is bound.

          (e) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporated, embodied or reflected in any InterSAN Pathline Product at any stage of its development were written, developed and created solely and exclusively by (i) employees of InterSAN without the assistance of any third party or (ii) third parties who assigned ownership of their rights with respect thereto to InterSAN by means of valid and enforceable agreements.

          (f) InterSAN is not, and, to the knowledge of InterSAN, no other party to any licensing, sublicensing, distributorship or other similar arrangements with InterSAN relating to the InterSAN Intellectual Property Rights is, in breach of or default under any obligations under such arrangements.

          (g) To the knowledge of InterSAN, no person is infringing on or otherwise violating any right of InterSAN with respect to any InterSAN Intellectual Property Rights.

          (h) InterSAN has not assigned, sold or otherwise transferred ownership of, or granted an exclusive license or right to use, any patent, patent application, trademark, service mark or copyright.

          (i) Neither InterSAN nor, to the knowledge of InterSAN, any of its current or former officers, employees or consultants has any patents issued or patent applications pending for any device, process, method, design or invention of any kind now used or needed by InterSAN in the furtherance of its business operations as currently being conducted or as currently proposed to be conducted by InterSAN, which patents or applications have not been assigned to InterSAN with such assignment duly recorded in the United States Patent Office or with the applicable foreign Governmental Entity.

          (j) InterSAN has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all InterSAN Intellectual Property Rights (except InterSAN Intellectual Property Rights whose value would not be impaired by disclosure). Without limiting the generality of the foregoing, (i) all current and former employees of InterSAN who are or were involved in, or who have contributed to, the creation or development of any InterSAN Intellectual Property Rights have executed and delivered to InterSAN an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of confidential information and invention assignment agreement previously delivered by InterSAN to Finisar, and (ii) all current and former consultants and independent contractors to InterSAN who are or were involved in, or who have contributed to, the creation or development of any InterSAN Intellectual Property Rights have executed and delivered to InterSAN an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of consultant confidential information and invention assignment agreement previously delivered to Finisar. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any InterSAN Intellectual Property Rights. Neither the execution or delivery of any such agreement by any such person, nor the carrying on by any such person, as an employee, consultant or independent contractor, of InterSAN’s business as currently conducted and as currently proposed to be conducted, has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

     Section 3.12 Bank Accounts. The InterSAN Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which InterSAN maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

     Section 3.13 Contracts.

          (a) Section 3.13 of the InterSAN Disclosure Schedule identifies each agreement, obligation or commitment, written or oral, to which InterSAN is a party (each a “Material Contract”):

               (i) that calls for any fixed or contingent payment or expenditure or any related series of fixed or contingent payments or expenditures by or to InterSAN totaling more than $10,000 in any twelve-month period beginning after the Balance Sheet Date;

               (ii) with agents, advisors, salesmen, sales representatives, independent contractors or consultants that is not cancelable by InterSAN on no more than thirty (30) days’ notice and without liability, penalty or premium;

               (iii) to provide funds to or to make any investment in any other person or entity (in the form of a loan, capital contribution or otherwise);

               (iv) with respect to obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

               (v) for any line of credit, standby financing, revolving credit or other similar financing arrangement;

               (vi) with any distributor, original equipment manufacturer, value added remarketer or other person for the distribution of any of the InterSAN Products; or

               (vii) with any Governmental Entity or involving the provision of products or services to a Governmental Entity.

          (b) No party to any such contract, agreement or instrument has notified InterSAN that it intends to cancel, withdraw, modify or amend such contract, agreement or instrument.

          (c) InterSAN is not in default under or in breach or violation of, nor is there any valid basis for any claim of default by InterSAN under, or breach or violation by InterSAN of, any Material Contract. To InterSAN’s knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under, or breach or violation by any other party of, any Material Contract. All of the Material Contracts are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) general principles of equity.

     Section 3.14 Labor Difficulties. InterSAN is not engaged in any unfair labor practice and there is no unfair labor practice complaint against InterSAN pending or, to InterSAN’s knowledge, threatened before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage pending or, to InterSAN’s knowledge, threatened against InterSAN.

InterSAN has not experienced any work stoppage or other labor difficulty. InterSAN has no knowledge of any facts indicating that the consummation of the transactions contemplated by this Agreement will have a material adverse effect on InterSAN’s relations with its employees.

     Section 3.15 Trade Regulation. InterSAN has not terminated its relationship with or refused to ship InterSAN Products to any dealer, distributor, third party marketing entity or customer which had theretofore paid or been obligated to pay InterSAN in excess of $10,000 over any consecutive twelve (12) month period. All of the prices charged by InterSAN in connection with the marketing or sale of any of its products or services have been in compliance, in all material respects, with all applicable laws and regulations. No claims are pending or, to InterSAN’s knowledge, threatened against InterSAN with respect to the wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to InterSAN’s knowledge, no specific situation, set of facts or occurrence provides any basis for any such claim.

     Section 3.16 Environmental Matters.

          (a) As used in this Agreement:

               (i) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Entity) alleging liability or potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by InterSAN; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

               (ii) “Environmental Laws” means all federal, state or local laws, rules, regulations and requirements of common law relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to protection of the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

               (iii) “Hazardous Material” means any substance, material or waste which is regulated by any Governmental Entity, which substance, material or waste includes, without limitation, any oil or petroleum compounds, flammable substances, explosives, radioactive materials, asbestos or any asbestos-containing material of any kind of character, polychlorinated biphenyls, and any materials or substances designated as “hazardous wastes,”

“hazardous substances,” “hazardous materials,” “restricted hazardous wastes,” “industrial wastes,” “solid wastes,” “contaminants,” “pollutants,” “toxic wastes,” or “toxic substances” under any provision of Environmental Laws or which poses or threatens to pose a risk of harm to health, safety or the environment.

               (iv) “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

          (b) To InterSAN’s knowledge, no underground storage tanks are or were present under any property that InterSAN has at any time owned, operated, occupied or leased at such time as InterSAN owned, operated, occupied or leased such property. There have been no Releases of any Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim against InterSAN.

          (c) At all times, InterSAN has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials (collectively, “Hazardous Materials Activities”) in material compliance with all Environmental Laws.

          (d) InterSAN currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of its business as such business is currently being conducted and is in material compliance with all such Environmental Permits. No environmental report, closure activity, investigation or assessment, and no notification to or approval, consent or authorization from, any Governmental Entity with jurisdiction regarding environmental matters or Hazardous Materials is required to be obtained, either before or after the Effective Time, in connection with any of the transactions contemplated by this Agreement.

          (e) No Environmental Claim is pending or, to the knowledge of InterSAN, threatened. InterSAN is not aware of any fact or circumstance which could reasonably be expected to involve InterSAN in any Environmental Claim or impose upon InterSAN any liability concerning Hazardous Materials Activities.

     Section 3.17 Employee Benefit Plans.

          (a) The InterSAN Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits, voluntary employee benefit association, or other benefits, whether written or unwritten, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which is or has been sponsored, maintained, contributed to, or required to be contributed to by InterSAN, any subsidiary of InterSAN and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) which is or, at any relevant time, was treated as a single employer with InterSAN within the meaning of Section 414(b), (c),(m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of any person who performs or who has performed services for InterSAN or with respect to which InterSAN, or any ERISA Affiliate has or may have any liability (including, without limitation, contingent liability) or obligation (collectively, the “InterSAN Employee Plans”). All of the employees of InterSAN are legally permitted to be employed by InterSAN in the United States in their current job capacities.

          (b) InterSAN has furnished or made available to Finisar true and complete copies of documents embodying each of the InterSAN Employee Plans and related plan documents, including (without limitation) the most recent determination or opinion letter, trust documents, group annuity contracts, plan amendments, insurance policies or contracts, form of participant agreements, employee booklets, administrative service agreements, summary plan descriptions, summary of material modifications, compliance and nondiscrimination tests for the last three plan years, Form 5500 reports filed for the last three plan years, standard COBRA forms and related notices, and registration statements and prospectuses.

          (c) (i) Each InterSAN Employee Plan has been administered in accordance with its terms in all material respects and is in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code); (ii) any InterSAN Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination or opinion letter as to its qualified status under the Code, including all amendments to the Code which are currently effective, or has time remaining to apply under applicable regulations or pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of the InterSAN Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA or Section 4975 of the Code (or any administrative class exemption issued thereunder), with respect to any InterSAN Employee Plan; (v) none of InterSAN, any subsidiary or any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA; (vi) all contributions required to be made by InterSAN, any subsidiary or ERISA Affiliate to any InterSAN Employee Plan have been timely paid or accrued; (vii) with respect to each InterSAN Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived) nor any event described in Sections 4062, 4063 or 4041 of ERISA has occurred; (viii) each InterSAN Employee Plan subject to ERISA, has timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all required notices and reports to employees; (ix) no suit, administrative proceeding, action or other litigation has been brought within the past three (3) years, or to the knowledge of InterSAN is threatened, against or with respect to any such InterSAN Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor; and (x) there has been no amendment to, written interpretation or announcement by InterSAN, or any ERISA Affiliate which would materially increase the expense of maintaining any InterSAN Employee Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in InterSAN’s financial statements.

          (d) Neither InterSAN nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither InterSAN nor any ERISA Affiliate has any actual or potential withdrawal liability (including, without limitation, any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

          (e) With respect to each InterSAN Employee Plan, InterSAN has complied in all material respects with and has no unsatisfied obligations under (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998.

          (f) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of InterSAN or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute, bonus or benefits under any InterSAN Employee Plan), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or which may become payable by InterSAN pursuant to any InterSAN Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each InterSAN Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Finisar or InterSAN.

     Section 3.18 Compliance with Laws. InterSAN has complied with, is not in violation of, and has not received any notices of violation with respect to, any statute, law or regulation applicable to the ownership or operation of its business.

     Section 3.19 Employees and Consultants. InterSAN has provided to Finisar a list of the names of all employees and consultants of InterSAN as of the date of this Agreement which correctly reflects, in all material respects, their current base salaries or wages, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), dates of employment and positions. InterSAN is not a party to any collective bargaining agreement or other contract with a labor union involving any of its employees. All of the employees of InterSAN are “at will” employees. InterSAN is in compliance in all respects with all applicable laws and regulations and contracts or other agreements relating to employment, employment practices, wages, bonuses and terms and conditions of employment.

     Section 3.20 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal or threatened against InterSAN or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against InterSAN or, to its knowledge, any of its directors or officers (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that would have a Material Adverse Effect on InterSAN.

     Section 3.21 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon InterSAN which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of InterSAN, any acquisition of property by InterSAN or the conduct of business by InterSAN as currently being conducted or as currently proposed to be conducted.

     Section 3.22 Governmental Authorization. InterSAN has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the business of InterSAN (collectively, the “InterSAN Authorizations”), and all of such InterSAN Authorizations are in full force and effect. InterSAN is in compliance with the terms and requirements of such InterSAN Authorizations. InterSAN has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any InterSAN Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any InterSAN Authorization.

     Section 3.23 Insurance. InterSAN has insurance policies of the type and in amounts customarily carried by persons conducting business or owing assets similar to those of InterSAN. The InterSAN Disclosure Schedule contains a list of all insurance policies of InterSAN. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and InterSAN is otherwise in compliance with the terms of such policies. InterSAN has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     Section 3.24 Interested Party Transactions.

          (a) No director, officer or shareholder of InterSAN has any interest in (i) any equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any of the InterSAN Intellectual Property Rights, used in connection with or pertaining to the business of InterSAN, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the InterSAN Products, (iii) any entity that competes with InterSAN, or with which InterSAN is affiliated or has a business relationship, or (iv) any agreement, obligation or commitment, written or oral, to which InterSAN is a party; provided, however, that no such person shall be deemed to have such an interest solely by virtue of ownership of less than one percent (1%) of the outstanding stock or debt securities of any company whose stock or debt securities are traded or quoted on a recognized stock exchange.

          (b) Except as contemplated by the Transaction Documents, InterSAN is not a party to any (i) agreement with any officer or other employee of InterSAN the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving InterSAN in the nature of any of the transactions contemplated by this Agreement, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     Section 3.25 No Existing Discussions. As of the date hereof, InterSAN is not engaged, directly or indirectly, in any discussions or negotiations with any party other than Finisar with respect to an InterSAN Acquisition Proposal (as defined in Section 6.1).

     Section 3.26 Real Property Holding Corporation. InterSAN is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

     Section 3.27 Tax Reorganization. As of the date hereof, InterSAN has not taken or agreed to take any action, and does not have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     Section 3.28 Corporate Documents. InterSAN has furnished to Finisar, or its representatives, for its examination (i) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the stockholders, the Board of Directors and any committees thereof and (ii) all permits, orders, and consents issued by any Governmental Entity with respect to InterSAN. The corporate minute books and other corporate records of InterSAN are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction. InterSAN has delivered or made available to Finisar or its representatives true and complete copies of all documents which are identified in the InterSAN Disclosure Schedule.

     Section 3.29 No Misrepresentation. No representation or warranty by InterSAN in this Agreement, or any exhibit or schedule hereto, or any certificate or instrument furnished or to be furnished by or on behalf of InterSAN pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FINISAR AND SUB

     Except as set forth in the disclosure schedule delivered by Finisar to InterSAN on or before the date of this Agreement (the “Finisar Disclosure Schedule”), each of Finisar and Sub represent and warrant to InterSAN as follows:

     Section 4.1 Organization. Each of Finisar and Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on Finisar.

     Section 4.2 Finisar Capital Structure.

          (a) The authorized capital stock of Finisar consists of 500,000,000 shares of Finisar Common Stock and 5,000,000 shares of Preferred Stock, $0.001 par value, 500,000 of which are designated Series RP Preferred Stock (“Finisar Preferred Stock”). The shares of Series RP Preferred Stock are issuable upon exercise of rights attached to shares of Finisar Common Stock pursuant to the Rights Agreement dated as of September 25, 2002 between Finisar and American Stock Transfer & Trust Company. As of January 31, 2005, 258,744,483 shares of Finisar Common Stock were issued and outstanding, all of which had been duly authorized and validly issued and were fully paid and nonassessable, and no shares of Finisar Preferred Stock were issued and outstanding. As of January 31, 2005, 61,285,830 shares of Finisar Common stock were reserved for issuance pursuant to Finisar’s stock option plans and employee stock purchase plan, 58,647,060 shares of Finisar Common Stock were reserved for issuance upon the conversion of Finisar’s 5 1/4% convertible subordinated notes due 2008 and 2 1/2% convertible subordinated notes due 2010 and 964,117 shares of Finisar Common Stock were reserved for issuance upon exercise of outstanding warrants. No material change in such capitalization has occurred between January 31, 2005 and the date of this Agreement. All of the outstanding shares of capital stock of Sub have been duly authorized and validly issued and are fully paid and nonassessable, and all such shares are owned by Finisar, free and clear of all Liens, agreements, limitations on voting rights, charges or other encumbrances of any nature.

          (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under Finisar’s stock option plans or Finisar’s employee stock purchase plan, there are (i) no equity securities of any class of Finisar, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights or other commitments or agreements of any character to which Finisar is a party or by which it is bound obligating Finisar to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of Finisar.

          (c) The shares of Finisar Common Stock to be issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     Section 4.3 Authority; No Conflict; Required Filings and Consents.

          (a) Each of Finisar and Sub have all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which they are or will be parties and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Finisar or Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Finisar and all other necessary corporate action on the part of Finisar and Sub, respectively. This Agreement and the other Transaction Documents to which Finisar and/or Sub are parties have been or will be duly executed and delivered by Finisar and/or Sub and constitute or will constitute the valid and binding obligations of Finisar and/or Sub, enforceable against Finisar and/or Sub, as the case may be, in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors’ rights generally and (ii) general principles of equity.

          (b) The execution and delivery by Finisar and Sub of this Agreement and the other Transaction Documents to which they are or will be parties do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Finisar or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Finisar or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Finisar or Sub or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on Finisar.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Finisar or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the application for, and receipt of, the Permit (as defined in Section 6.8), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, (iii) if required, the filing of a report on Form 8-K with the Securities and Exchange Commission (the “SEC”), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or be reasonably likely to have a Material Adverse Effect on Finisar.

     Section 4.4 SEC Filings; Financial Statements.

          (a) Finisar has timely filed and made available to InterSAN all forms, reports and documents required to be filed by Finisar with the SEC since April 30, 2004, other than registration statements on Form S-8 (collectively, the “Finisar SEC Reports”). Each of the Finisar SEC Reports (i) at the time it was filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and (ii) did not at the time it was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Finisar SEC Report or necessary in order to make the statements in such Finisar SEC Report, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Finisar SEC Reports, including any Finisar SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and presented fairly or will present fairly, in all material respects, the consolidated financial position of Finisar and its Subsidiaries as of the respective dates, and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of Finisar as of October 31, 2004 is referred to herein as the “Finisar Balance Sheet.”

     Section 4.5 Absence of Undisclosed Liabilities. Finisar and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on Finisar, other than (i) liabilities reflected or provided for on the Finisar Balance Sheet, (ii) liabilities specifically contemplated by this Agreement, or described in the Finisar Disclosure Schedule or Finisar SEC Reports, and (iii) normal or recurring liabilities incurred since October 31, 2004 in the ordinary course of business consistent with past practices.

     Section 4.6 Litigation. Except as described in the Finisar SEC Reports, there is no action, suit or proceeding, claim, arbitration or investigation against Finisar pending or as to which Finisar has received any written notice of assertion, which is reasonably likely to have a Material Adverse Effect on Finisar or a material adverse effect on the ability of Finisar to consummate the transactions contemplated by this Agreement.

     Section 4.7 Tax Reorganization. As of the date hereof, Finisar has not taken or agreed to take any action, and does not have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     Section 4.8 Stockholder Approval. The approval of the stockholders of Finisar is not required for the execution and delivery of this Agreement and the other Transaction Documents to which Finisar or Sub is or will be a party or the consummation of the transactions contemplated hereby and thereby.

     Section 4.9 Absence of Certain Changes. Since October 31, 2004 through the date hereof, except as disclosed in the Finisar SEC Reports there has not been a Material Adverse Effect on the business or operations of Finisar. Without limiting the foregoing, during such period, except as disclosed in the Finisar SEC Reports or as contemplated by this Agreement, there has not been:

          (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Finisar;

          (b) any amendment to any provision of the Certificate of Incorporation or Bylaws of Finisar, or of any material term of any outstanding security issued by Finisar; or

          (c) any authorization of, or commitment or agreement to take any of, the foregoing actions, except as otherwise permitted by this Agreement.

     Section 4.10 Rule 144. Finisar satisfies all of the issuer requirements under Rule 144(c) of the Securities Act and has taken such actions as would be required to enable a holder of InterSAN Capital Stock to sell the shares of Finisar Common Stock issued in the Merger under Rule 145(d) of the Securities Act.

     Section 4.11 No Misrepresentation. No representation or warranty by Finisar or Sub in this Agreement, or any exhibit or schedule hereto, or any certificate or instrument furnished or to be furnished by or on behalf of Finisar or Sub pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact.

ARTICLE V

CONDUCT OF BUSINESS

     Section 5.1 Covenants of InterSAN. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, InterSAN agrees (except to the extent that Finisar shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, to pay or perform its other obligations when due (subject to good faith disputes with respect to such obligations), and, to the extent consistent with such business, to use commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. InterSAN shall promptly notify Finisar of any event or occurrence not in the ordinary course of business of InterSAN where such event or occurrence would result in a breach of any covenant of InterSAN set forth in this Agreement or cause any representation or warranty of InterSAN set forth in this Agreement to be untrue in any material respect as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, or set forth on the InterSAN Disclosure Schedule, InterSAN shall not, without the prior written consent of Finisar, which will not be unreasonably withheld:

          (a) Except for any action(s) to permit the net exercise of existing InterSAN Stock Options and InterSAN Warrants, grant or accelerate, amend or change the period of vesting or exercisability of options, stock appreciation rights, stock purchase rights or restricted stock granted under any employee stock plan of InterSAN or authorize cash payments in exchange for, or in settlement of, any options or other rights granted under any of such plans, except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

          (b) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the InterSAN Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

          (c) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of InterSAN securities to existing investors in InterSAN or (ii) the issuance of shares of InterSAN Common Stock upon the exercise or conversion of InterSAN Options outstanding as of the date of this Agreement;

          (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than acquisitions involving aggregate consideration of not more than $10,000;

          (f) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of InterSAN, except for transactions entered into in the ordinary course of business;

          (g) Take any action to (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any non-officer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, stock appreciation right, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (h) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

          (i) Incur any indebtedness for borrowed money in excess of $10,000 in the aggregate or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice and indebtedness that is necessary to incur to pay current obligations, such as payroll, provided that InterSAN shall first endeavor to satisfy such current obligations with the proceeds from payments made by Finisar under purchase orders or other contracts with InterSAN and, if such proceeds are not sufficient to enable InterSAN to satisfy such obligations, then pursuant to bridge loans from InterSAN’s existing investors, provided that such bridge loans shall not exceed $350,000 in aggregate principal amount;

          (j) Amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement;

          (k) Incur or commit to incur any individual capital expenditure in excess of $10,000 or aggregate capital expenditures in excess of $25,000, in addition to the existing commitments set forth in the InterSAN Disclosure Schedule;

          (l) Enter into or amend any agreements or amendments to existing agreements pursuant to which any third party is granted exclusive marketing or distribution rights with respect to any InterSAN Product;

          (m) Amend or terminate any real property lease;

          (n) Amend or terminate any other Material Contract;

          (o) Waive or release any material right or claim, except in the ordinary course of business;

          (p) Make, change or revoke any other material election with respect to Taxes, or enter into or amend any material agreement or settlement with any taxing authority;

          (q) Initiate any litigation or arbitration proceeding; or

          (r) Agree, in writing or otherwise, to take any of the actions described in paragraphs (a) through (q) above, or any action which is reasonably likely to make any of InterSAN’s representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

     Section 5.2 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Finisar and InterSAN shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

ARTICLE VI

ADDITIONAL AGREEMENTS

     Section 6.1 No Solicitation.

          (a) During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII of this Agreement, InterSAN shall not, directly or indirectly, through any officer, director, employee, representative or agent (each a “Representative”), (i) enter into any agreement, understanding or arrangement relating to any Acquisition Proposal (as defined below) with any party other than Finisar, (ii) solicit, initiate, induce or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider, any Acquisition Proposal from any party other than Finisar, (iii) provide any nonpublic information regarding InterSAN or its business or operations to any party (other than to representatives of Finisar) in connection with, in response to or in anticipation of an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, or (iv) permit any Representative or affiliate of InterSAN to do any of the foregoing (other than to representatives of Finisar). The term “Acquisition Proposal,” as used in this Agreement, refers to any proposal, plan, agreement, understanding or arrangement contemplating (i) any tender offer, merger, consolidation, business combination, reorganization, recapitalization or similar transaction involving InterSAN or any of its affiliates, (ii) any transfer or issuance of ten percent (10%) or more of the capital stock or other securities of InterSAN or any of its affiliates, (iii) any transfer or license of any material assets of InterSAN or any of its affiliates (other than sales in the ordinary course of business), or (iv) any similar transaction that would be reasonably likely to have a Material Adverse Effect upon any of the transactions contemplated by this Agreement.

          (b) InterSAN shall promptly (and in no event later than twenty-four (24) hours after receipt by InterSAN or its Representatives of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of InterSAN by any person or entity that informs InterSAN that it is considering making, or has made, an Acquisition Proposal) notify Finisar of such Acquisition Proposal or request for such information or for access to InterSAN’s properties, books or records. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact, subject to the terms of any confidentiality agreement in effect as of the date of this Agreement. InterSAN shall keep Finisar informed with respect to any material changes in the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

     Section 6.2 Consents. Each of Finisar and InterSAN shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under any of Finisar’s or InterSAN’s material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

     Section 6.3 Access to Information. Upon reasonable notice, InterSAN shall afford to the officers, employees, accountants, counsel and other representatives of Finisar, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, InterSAN shall promptly furnish or make available to Finisar or its representatives all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will treat any such information which is nonpublic in confidence in accordance with the Mutual Nondisclosure Agreement dated October 3, 2004 (the “Confidentiality Agreement”) between Finisar and InterSAN, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     Section 6.4 Legal Conditions to Merger. Each of Finisar and InterSAN will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information reasonably necessary in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Finisar and InterSAN will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by InterSAN, Finisar or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement and to enable the Closing to occur as promptly as practicable.

     Section 6.5 Public Disclosure. Finisar and InterSAN shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and neither party shall issue any such press release or make any such public statement prior to receiving written consent to such press release or public statement from the other party, except as may be required by law or by the rules or regulations of the SEC or the NNM.

     Section 6.6 Tax-Free Reorganization. Finisar and InterSAN each intend that the Merger shall qualify for treatment as a reorganization within the meaning of Section 368(a) of the Code. Finisar and InterSAN each agree to refrain from taking any action prior to, on or after the Effective Time that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Finisar and InterSAN agree to report the Merger as a reorganization on all Tax Returns.

     Section 6.7 Nasdaq Quotation. Finisar agrees to continue the quotation of Finisar Common Stock on the NNM during the term of this Agreement. Finisar shall take all actions within its power and use its best efforts to cause the shares of Finisar Common Stock to be issued in connection with the Merger to be approved for quotation on the NNM, subject to official notice of issuance, prior to the Closing Date.

     Section 6.8 Securities Law Matters.

          (a) Unless Finisar elects to file a Registration Statement pursuant to Section 6.8(g) below, as soon as practicable following the execution of this Agreement, Finisar, with the cooperation of InterSAN, will file a request for a hearing (the “Hearing”) before the Commissioner of Corporations of the State of California (the “California Commissioner”) to consider the terms, conditions and fairness of the transactions contemplated by this Agreement pursuant to Section 25142 of the California Corporations Code, together with an application for a permit relating to the transactions contemplated by this Agreement and the Certificate of Merger (the “Permit”). Finisar shall take all actions reasonably required to complete the request for Hearing, the application for Permit and such other notices and documents as may be reasonably required in connection with the Hearing and the application for Permit. InterSAN shall promptly furnish to Finisar all data and information relating to InterSAN as Finisar shall reasonably determine to be necessary in connection with such request and application and such other notices and documents as may be required in connection with the Hearing and application for Permit. Finisar and InterSAN shall use their respective best efforts to cause the Hearing to take place and the Permit to be issued at the earliest practicable date.

          (b) Finisar shall prepare and file with appropriate state securities or “Blue Sky” authorities all applications for qualification or approval (or notices required to perfect exemptions from such compliance) as may be required in connection with the Merger. InterSAN shall use all reasonable efforts to assist Finisar as may be necessary to comply with all appropriate state securities or Blue Sky laws which may be applicable in connection with the Merger.

          (c) In connection with the Hearing, InterSAN shall prepare, with the cooperation of Finisar, a disclosure document (the “Consent Solicitation Statement”) describing this Agreement and the transactions contemplated hereby for the purpose of soliciting the approval of InterSAN stockholders. Finisar shall provide such information about itself as InterSAN shall reasonably request. The information supplied by InterSAN for inclusion in the Consent Solicitation Statement shall not, on the date the Consent Solicitation Statement is first mailed to InterSAN Stockholders, nor at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, InterSAN makes no representation, warranty or covenant with respect to any information supplied by Finisar or Sub which is contained in any of the foregoing documents. The information supplied by Finisar for inclusion in the Consent Solicitation Statement shall not, on the date the Consent Solicitation Statement is first mailed to InterSAN’s stockholders, nor at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, Finisar and Sub make no representation, warranty or covenant with respect to any information supplied by InterSAN which is contained in any of the foregoing documents.

          (d) The Consent Solicitation Statement shall constitute a disclosure document for the offer and issuance of shares of Finisar Common Stock to be received by the holders of InterSAN Capital Stock in the Merger. Finisar and InterSAN shall each use reasonable efforts to cause the Consent Solicitation Statement to comply with applicable federal and state securities laws requirements. Each of Finisar and InterSAN agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Consent Solicitation Statement or in any amendments or supplements thereto, and to cause its counsel and auditors, if applicable, to cooperate with the other’s counsel and auditors, if applicable, in the preparation of the Consent Solicitation Statement. InterSAN will promptly advise Finisar, and Finisar will promptly advise InterSAN, in writing if at any time prior to the Effective Time either InterSAN or Finisar shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Consent Solicitation Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Consent Solicitation Statement shall contain the unanimous recommendation of the Board of Directors of InterSAN that the stockholders of InterSAN approve the Merger and this Agreement and the unanimous conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the stockholders of InterSAN. Anything to the contrary contained herein notwithstanding, InterSAN shall not include in the Consent Solicitation Statement any information with respect to Finisar or its affiliates or associates, the form and content of which information shall not have been approved by Finisar prior to such inclusion.

          (e) Upon receipt of the Permit, InterSAN shall, as promptly as possible but not later than three (3) days following the effectiveness of the Permit, submit this Agreement and the transactions contemplated hereby to the stockholders of InterSAN for approval and adoption as provided by the DGCL and its Certificate of Incorporation and Bylaws. InterSAN shall use all reasonable efforts to solicit and obtain the consent of the InterSAN stockholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. InterSAN shall ensure that the meeting of the stockholders of InterSAN called for the purpose of approving the Merger and this Agreement, or the solicitation of written consents of the stockholders of InterSAN without a meeting, is conducted, and that all proxies solicited by InterSAN in connection with any such meeting are solicited, in compliance with applicable law and the InterSAN charter documents. Subject to the provisions of Section 8.1(e) of this Agreement, InterSAN’s obligation to call, give notice of, convene and hold the stockholders’ meeting, or to solicit the written consent of its stockholders without a meeting, in accordance with this Section 6.8(e) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to InterSAN of any Acquisition Proposal.

          (f) Schedule 6.8(f) sets forth those persons who, in InterSAN’s reasonable judgment are or may be “affiliates” of InterSAN within the meaning of Rule 145 promulgated under the Securities Act (each such person a “InterSAN Affiliate”). InterSAN shall provide Finisar such information and documents as Finisar shall reasonably request in connection with Finisar’s review of such list. InterSAN shall use all reasonable efforts to deliver or cause to be delivered to Finisar, promptly following the execution of this Agreement (and in any case prior to the Closing), from each of the InterSAN Affiliates an executed Affiliate Agreement in the form attached hereto as Exhibit C. Finisar shall be entitled to place appropriate legends on the certificates evidencing any Finisar Common Stock to be received by such InterSAN Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Finisar Common Stock, consistent with the terms of such Affiliate Agreements.

          (g) If Finisar and InterSAN mutually agree, or in the event that the California Commissioner notifies Finisar or InterSAN of the California Commissioner’s determination not to grant the Hearing, not to permit the mailing of the Hearing Notice and/or not to issue the Permit (or that any of the foregoing will be conditioned upon a material alteration to the terms of this Agreement, any exhibit or schedule hereto or the transactions contemplated hereby or thereby) (such date on which Finisar and InterSAN receive such notification, the “Notification Date”), then, Finisar shall use commercially reasonable efforts to cause the shares of Finisar Common Stock issued in the Merger (collectively, the “Registrable Securities”) to be registered under the Securities Act so as to permit the resale thereof, and in connection therewith shall use its best efforts to prepare and file with the SEC within fifteen (15) days following the Closing Date, and shall use commercially reasonable efforts to cause to become effective no later than sixty (60) days thereafter, a registration statement (the “Registration Statement”) on Form S-3 or on such successor form as is then available under the Securities Act covering the Registrable Securities; provided, however, that each holder of Registrable Securities (“Holder”) shall provide all such information and materials to Finisar and take all such action as may be required in order to permit Finisar to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement. Such provision of information and materials is a condition precedent to the obligations of Finisar pursuant to this Section 6.8(g). Finisar shall not be required to effect more than one (1) registration under this Section 6.8(g). The offering made pursuant to such registration shall not be underwritten. Notwithstanding the foregoing, Finisar shall be entitled to postpone the filing or declaration of effectiveness of the Registration Statement for a reasonable period of time not to exceed thirty (30) calendar days after the deadlines therefore set forth in this Section 6.8(g), if Finisar determines that there exists material nonpublic information about Finisar which would be required by the Securities Act to be disclosed in the Registration Statement, the disclosure of which, in the good faith determination of the Board of Directors of Finisar, would be detrimental to Finisar.

               Subject to the limitations of this Section 6.8(g), Finisar shall: (i) prepare and file the Registration Statement with the SEC in accordance with this Section 6.8(g) with respect to the Registrable Securities and shall take all actions within its power or control to cause the Registration Statement to become effective as promptly as practicable after filing and to keep the Registration Statement effective until twelve (12) months after the Effective Time; (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary, and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in the Registration Statement during the period specified in clause (i) above; and (iii) furnish to each Holder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each Holder may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold.

               Notwithstanding any other provision of this Section 6.8(g), Finisar shall have the right at any time to require that all Holders suspend further open market offers and sales of Registrable Securities pursuant to the Registration Statement whenever, and for so long as, in the reasonable judgment of Finisar in good faith after consultation with counsel, there is or may be in existence material undisclosed information or events with respect to Finisar (the “Suspension Right”). In the event Finisar exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Finisar and its stockholders or until such time as the information or event is no longer material, each as determined in good faith by Finisar after consultation with counsel. Finisar will use all reasonable efforts to limit the length of the suspension to thirty (30) calendar days or less. Finisar agrees to notify the Holders promptly upon termination of the suspension. Notwithstanding any other provision of this Section 6.8(g), in no event shall the Suspension Right be exercised (i) more than two (2) times in any 12-month period or (ii) for a total of more than ninety (90) days in any 12-month period.

               Finisar will indemnify each Holder, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any registration, qualification or compliance effected pursuant to this Section 6.8, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation or any alleged violation by Finisar of any rule or regulation promulgated under the Securities Act or the Exchange Act in connection with any such registration, qualification or compliance, and Finisar will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, provided that Finisar will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Finisar by such Holder or controlling person and specifically for use therein.

               It shall be a condition to Finisar’s obligations hereunder to register the Registrable Securities of any Holder that such Holder agrees to indemnify Finisar, each of Finisar’s directors and officers, each person who controls Finisar within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Finisar, such other Holders, directors, officers, persons or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information about such Holder or such Holder’s plans for distributing the Registrable Securities furnished to Finisar by such Holder specifically for use therein.

               Each party entitled to indemnification under this Section 6.8(g) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to differing or potentially differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6.8(g) unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

               If the average of the closing prices per share of the Finisar Common Stock on the NNM over the five (5) day period ending one (1) day prior to the date on which the Registration Statement is declared effective (the “S-3 Share Price”) is less than the Finisar Share Price, Finisar shall deliver to each holder of Registrable Securities a whole number of shares of Finisar Common Stock (rounded to the nearest whole share) equal to the difference between (i) the number of shares of Registrable Securities issued to such holder at the Effective Time divided by the quotient of the S-3 Share Price and the Finisar Share Price less (ii) the number of shares of Registrable Securities issued to such holder at the Effective Time.

     Section 6.9 Employment Matters.

          (a) Effective on the Closing Date, Chris Melville and Christina Mercier (the “Key Employees”) will become employees of the Surviving Corporation pursuant to the terms of Employment Agreements in the form of Exhibit D-1 and Exhibit D-2 hereto, respectively (the “Employment Agreements”).

          (b) Prior to the Closing Date, Finisar will make offers of “at will” employment (on behalf of the Surviving Corporation) to all employees of InterSAN recommended by the Chief Executive Officer of InterSAN and set forth on Schedule 6.9(b) hereto, such offers to be conditioned upon the consummation of the Merger. The employment of all InterSAN employees whose employment will not be continued by the Surviving Corporation will be terminated by InterSAN prior to the Closing Date.

          (c) Prior to the Closing Date, all InterSAN employees who continue as employees of Finisar or InterSAN following the Effective Time (the “Continuing Employees”) shall have executed Finisar’s standard form of confidential information and invention assignment agreement.

          (d) Finisar agrees to maintain offices at InterSAN’s existing facility, or an equivalent facility, in Scotts Valley, California for the Continuing Employees for at least twelve (12) months following the Closing Date.

          (e) Finisar agrees to provide Continuing Employees who are terminated for reasons other than cause prior to the six (6) month anniversary of the Closing Date with their then current base salaries as set forth in the list provided to Finisar and with equivalent employee benefits as described in Section 6.10 below. For purposes of this Section 6.9(e), “Cause” means a Continuing Employee’s (i) theft, dishonesty or falsification of any documents or records of InterSAN, Finisar, the Surviving Corporation or any of their respective affiliates; (ii) breach of the employee confidential information and invention assignment agreement of InterSAN, Finisar, the Surviving Corporation or any of their respective affiliates; (iii) willful failure to perform any reasonably assigned duties after written notice from InterSAN, Finisar, the Surviving Corporation or any of their respective affiliates of, and a reasonable opportunity (not to exceed 30 days) to cure, such willful failure; (iv) conviction (including any plea of guilty or nolo contendere) of any felony or other crime(s) involving moral turpitude; or (v) repeated willful failure to abide by the workplace conduct guidelines and employee policies of InterSAN, Finisar, the Surviving Corporation or any of their respective affiliates following written notification of such willful failure.

          (f) Finisar agrees that Continuing Employees other than the Key Employees will retain their current titles as set forth in the list provided to Finisar and the current reporting structure following the Closing Date; provided, however, that Finisar shall have the right in its sole discretion to change such titles and reporting structure as necessary to implement changes in Finisar’s plans and strategies for the Surviving Corporation and Finisar following the Closing Date.

          (g) Finisar agrees to maintain the base salaries of Continuing Employees at no less than the current levels set forth in the list provided to Finisar, and in all events at the level of compensation provided to Finisar employees holding comparable positions, until the earlier of their termination of employment or a performance review in the summer of 2006.

     Section 6.10 Employee Benefits. All Continuing Employees shall be eligible to participate in those benefit plans and programs (the “Finisar Plans”) that are available to other Finisar employees holding comparable positions. To the extent permitted by the Finisar Plans or as required by law, each Continuing Employee shall be given credit, for purposes of any service requirements for participation or vesting, for his or her period of continuous service with InterSAN prior to the Effective Time.

     Section 6.11 Termination of 401(k) Plan. Effective as of the day immediately preceding the Effective Time, InterSAN shall terminate any and all InterSAN Employee Plans that are subject to the requirements of Code Section 401(k) (collectively, the “401(k) Plan”) unless Finisar notifies InterSAN, in writing, no later than five (5) days prior to the Effective Time that such termination is not required. Prior to the Effective Time, InterSAN shall provide to Finisar (i) executed resolutions by InterSAN’s Board of Directors authorizing the termination of the 401(k) Plan and (ii) an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of termination. The form and substance of such resolutions and amendment shall be subject to the prior review and approval of Finisar.

     Section 6.12 Brokers or Finders. Each of Finisar and InterSAN represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except White Dove Partners (“White Dove”), financial advisor to Finisar. Except for the fees and expenses of White Dove which are to be paid by Finisar, each of Finisar and InterSAN agrees to indemnify and hold the other harmless from and against any and all liability for any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     Section 6.13 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. Without limiting the generality of the foregoing, (a) InterSAN will provide to Finisar all financial and accounting records that shall be reasonably requested by Finisar for the purpose of preparing financial statements of InterSAN for any period, or as of any date, prior to the Effective Time to the extent such financial statements are required by GAAP or the applicable rules and regulations of the SEC and (b) Finisar will take such actions as may be necessary to provide InterSAN stockholders with the Merger Consideration which they are entitled to receive hereunder within two (2) business days after receipt of the documents to be delivered by the InterSAN stockholders specified in Section 2.3(b) and will disclose information concerning the Merger to the public, if required by the rules or regulations of the SEC, within two (2) business days after the Effective Time. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     Section 6.14 Expenses. The parties shall each pay their own legal, accounting, financial advisory and consulting fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated. In the event the Merger is consummated, all legal, accounting, financial advisory and consulting fees and expenses incurred by InterSAN (whether paid or accrued) relating to the negotiation, preparation and carrying out of this Agreement and the transactions contemplated hereby, and obtaining all authorizations, consents, orders or approvals of, or declarations or filings with, all Governmental Entities in connection with such transactions (the “InterSAN Transaction Expenses”) shall be paid by the Surviving Corporation; provided, however, that any InterSAN Transaction Expenses in excess of $50,000 shall be borne by the former security holders of InterSAN, as hereinafter provided. InterSAN shall provide a schedule of estimated InterSAN Transaction Expenses not later than two (2) business days prior to the Closing (the “Closing InterSAN Transaction Expense Schedule”). In the event that the Closing InterSAN Transaction Expense Schedule sets forth InterSAN Transaction Expenses in excess of $50,000 (“Excess InterSAN Transaction Expenses”), the Merger Consideration shall be reduced as set forth in Section 2.1(n). In the event that the Merger Consideration was not reduced by the full amount of Excess InterSAN Transaction Expenses pursuant to Section 2.1(n) or if any Excess InterSAN Transaction Expenses are identified after the Effective Time, Finisar shall be entitled to assert a claim against the Escrow Shares pursuant to Article IX hereof in order to recover all such Excess InterSAN Transaction Expenses.

     Section 6.15 Amendment to InterSAN’s Certificate of Incorporation. InterSAN shall use all reasonable efforts to obtain the approval by its stockholders of an amendment to its Certificate of Incorporation to provide that the liquidation preferences set forth in Article IV, Section 2 therein shall not apply to the Merger and that the allocation of the Merger Consideration shall be as set forth in this Agreement.

     Section 6.16 Waiver Agreements by Disqualified Individuals. Prior to the Effective Time and, in any event, prior to the earliest time following the date of this Agreement at which any payment or benefit which would constitute an “excess parachute payment” within the meaning of Section 280G of the Code as a consequence of any transaction or event contemplated by this Agreement (each such payment or benefit being hereinafter referred to as a “Potential Excess Parachute Payment”) in the absence of satisfaction of the shareholder approval requirements described in Section 280G(b)(5) of the Code (the “Shareholder Approval Requirements”) is paid or provided to or for the benefit of any person who, with respect to InterSAN, is a “disqualified individual” within the meaning of Section 280G(c) of the Code, InterSAN shall require such person to agree in writing, in a form reasonably acceptable to Finisar (a “Waiver Agreement”), to forfeit such person’s right to receive each and every Potential Excess Parachute Payment unless, subsequent to the date of such Waiver Agreement, the stockholders of InterSAN approve such Potential Excess Parachute Payment in compliance with the Shareholder Approval Requirements.

ARTICLE VII

CONDITIONS TO MERGER

     Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived in writing by both Finisar and InterSAN:

          (a) This Agreement and the Merger shall have been approved and adopted by: (i) the affirmative vote of the holders of the requisite number of outstanding shares of InterSAN Common Stock and (ii) the affirmative vote of the holders of the requisite number of outstanding shares of InterSAN Preferred Stock.

          (b) All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain or comply with would be reasonably likely to have a Material Adverse Effect on Finisar or InterSAN or a material adverse effect on the consummation of the transactions contemplated hereby shall have been filed, occurred or been obtained.

          (c) There shall be no (i) temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or (ii) other legal or regulatory restraint or prohibition imposed by any Governmental Entity as a result of the Merger or proposed consummation of the Merger, in each case preventing the consummation of the Merger or limiting or restricting Finisar’s conduct or operation of the business of Finisar or InterSAN in any material respect, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

          (d) The California Department of Corporations shall have issued the Permit qualifying the securities to be issued hereunder pursuant to Section 25121 of the California Corporations Code, and such issuance shall be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof.

          (e) The shares of Finisar Common Stock to be issued to the InterSAN stockholders shall be approved for listing on the NNM and shall be eligible for transfer by book entry.

     Section 7.2 Additional Conditions to Obligations of Finisar and Sub. The obligations of Finisar and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Finisar; provided, however, that if the Closing has not occurred by April 4, 2005 and the failure of the Closing to occur by such date is not due to any breach by InterSAN that would enable Finisar to terminate this Agreement under Section 8.1(f), in addition to the conditions set forth in Section 7.1 the obligations of Finisar and Sub to effect the Merger shall be subject to the satisfaction of only subsection (c) below:

          (a) The representations and warranties of InterSAN set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement, (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date or for such period and (iii) where the failure of any such representation or warranty to be true and correct on and as of the Closing Date, individually and in the aggregate, would not be reasonably likely to have a Material Adverse Effect on InterSAN, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Finisar shall have received a certificate to such effect signed on behalf of InterSAN by the chief executive officer of InterSAN. For purposes of this subsection 7.2(a), the following events or occurrences shall not be deemed to be events or occurrences having a Material Adverse Effect on InterSAN: (i) any event, occurrence or condition resulting from or relating to the announcement, disclosure or pendency of the Merger or other transactions contemplated by this Agreement, or (ii) any event, occurrence or condition resulting from or relating to the taking of any action contemplated by this Agreement.

          (b) InterSAN shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Finisar shall have received a certificate to such effect signed on behalf of InterSAN by the chief executive officer of InterSAN.

          (c) Finisar shall have received a certificate from the chief executive officer of InterSAN certifying that the execution, delivery and performance of InterSAN’s obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors and the stockholders of InterSAN.

          (d) Finisar shall have received all permits and other authorizations required to be received prior to the Merger under applicable state blue sky laws for the issuance of shares of Finisar Common Stock pursuant to the Merger.

          (e) Each of the Key Employees shall have executed and delivered his or her respective Employment Agreement.

          (f) Each Continuing Employee shall have executed and delivered Finisar’s standard form of employee confidential information and invention assignment agreement.

          (g) Finisar shall have received satisfactory assurance, as reasonably determined by Finisar in good faith, that not less than eleven (11) of the InterSAN employees set forth on Schedule 6.9(b) will remain employed by the Surviving Corporation or Finisar after the Merger.

          (h) The Merger shall have been approved by the affirmative vote of the holders of not less than ninety percent (90%) of the outstanding shares of InterSAN Capital Stock.

          (i) Finisar shall have received a legal opinion from Bingham McCutchen LLP, counsel to InterSAN, substantially in the form of Exhibit E hereto.

          (j) The Escrow Agreement shall have been executed and delivered by the Stockholders’ Representative (as defined in Section 9.6) and the Escrow Agent.

          (k) Each of the directors and officers of InterSAN shall have resigned as a director and/or officer, as applicable.

          (l) The certificate of amendment to InterSAN’s Certificate of Incorporation contemplated by Section 6.15 shall have been file-endorsed by the Delaware Secretary of State.

          (m) All InterSAN Options shall have been terminated.

     Section 7.3 Additional Conditions to Obligations of InterSAN. The obligation of InterSAN to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by InterSAN:

          (a) The representations and warranties of Finisar and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement, (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date or for such period, and (iii) where the failure of any such representation or warranty to be true and correct on and as of the Closing Date, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Finisar, or a material adverse effect upon the consummation of the transactions contemplated hereby; and InterSAN shall have received a certificate to such effect signed on behalf of Finisar by the chief financial officer of Finisar. For the purposes of the foregoing condition, the following events or occurrences shall not be deemed to be events or occurrences having a Material Adverse Effect on Finisar: (i) a reduction in the trading price of Finisar Common Stock, as reported on the NNM, occurring at any time or from time to time between the date hereof and the Closing Date; (ii) any event, occurrence or condition resulting from or relating to the announcement, disclosure or pendency of the Merger or other transactions contemplated by this Agreement; or (iii) any event, occurrence or condition resulting from or relating to the taking of any action contemplated by this Agreement.

          (b) Finisar and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and InterSAN shall have received a certificate to such effect signed on behalf of Finisar by the chief financial officer of Finisar.

          (c) InterSAN shall have received a certificate from an officer of Finisar certifying that the execution, delivery and performance of Finisar’s and Sub’s obligations under this Agreement have been duly and validly approved and authorized by the Boards of Directors of Finisar and Sub.

          (d) Finisar shall have executed and delivered the Noncompetition Agreements and the Employment Agreements.

          (e) The Escrow Agreement shall have been executed and delivered by Finisar and the Escrow Agent.

          (f) InterSAN shall have received a legal opinion from DLA Piper Rudnick Gray Cary US LLP, counsel to Finisar, substantially in the form of Exhibit F hereto.

ARTICLE VIII

TERMINATION AND AMENDMENT

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(f), by written notice by the terminating party to the other party):

          (a) by the mutual written consent of Finisar and InterSAN;

          (b) by either Finisar or InterSAN if the Merger shall not have been consummated by June 30, 2005; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation or whose breach of any representation and warranty under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          (c) by either Finisar or InterSAN if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.4 of this Agreement;

          (d) by Finisar if the Board of Directors of InterSAN shall have withdrawn or modified its recommendation of this Agreement or the Merger for approval by the InterSAN stockholders in a manner adverse to Finisar or shall have publicly announced or disclosed to any third party its intention to do any of the foregoing;

          (e) by InterSAN if the Board of Directors of Finisar determines not to proceed with the Merger or shall have publicly announced or disclosed to any third party its intention not to proceed with the Merger; or

          (f) by Finisar prior to April 4, 2005 or InterSAN, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.2(a) or (b) (in the case of termination by Finisar) or 7.3(a) or (b) (in the case of termination by InterSAN) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party.

     Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Finisar, InterSAN, Sub or their respective officers, directors, stockholders or Affiliates, except to the extent that such termination results from the willful breach by a party of any of its covenants set forth in this Agreement, except that the provisions of Sections 6.12 and 6.14 of this Agreement and the confidentiality provisions set forth herein and in the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

     Section 8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of InterSAN, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX

ESCROW AND INDEMNIFICATION

     Section 9.1 Survival of Representations and Warranties. If the Merger occurs, all of the representations and warranties contained in this Agreement shall survive the Closing Date for a period of twelve (12) months following the Closing Date (the “Termination Date”).

     Section 9.2 Indemnification.

          (a) Subject to the terms and conditions contained in this Article IX, Finisar, its officers, directors, employees, agents and attorneys, all Subsidiaries and Affiliates of Finisar, and the respective officers, directors, employees, agents and attorneys of such entities (all such persons and entities being collectively referred to as the “Finisar Group”) shall be entitled to recover from the Escrow any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the Finisar Group may sustain or incur which are caused by or arise out of (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by InterSAN in this Agreement, including the InterSAN Disclosure Schedule, (ii) any Excess InterSAN Transaction Expenses that are not reflected in the calculation of the Net Merger Consideration, or (iii) any breach of this Article IX or the Escrow Agreement (collectively, “Finisar Losses”).

          (b) No member of the Finisar Group shall be entitled to recover any Finisar Losses unless the aggregate amount of all Finisar Losses under all claims are equal to or greater than $50,000 and no Indemnification Claim shall be made for individual amounts of less than $10,000. Funds shall be released from the Escrow on a dollar for dollar basis for claims in excess of $50,000 in the case of Finisar Losses under Section 9.2(a)(i) and for the full amount of all Finisar Losses under Section 9.2(a)(ii). The aggregate amount which may be recovered by the Finisar Group for all Finisar Losses shall not exceed the Escrow Shares, except as otherwise provided in Section 9.2(d) below.

          (c) The right of a member of the Finisar Group to recover a Finisar Loss under this Article IX is subject to the condition that the Stockholders’ Representative (as defined in Section 9.6) shall have received written notice of an Indemnification Claim (as defined in Section 9.3) for such Finisar Loss on or before the Termination Date.

          (d) The provisions of Section 9.5 below shall not limit, in any manner, any remedy at law or in equity to which any member of the Finisar Group shall be entitled against InterSAN or any stockholder of InterSAN as a result of willful fraud or intentional misrepresentation by InterSAN, any stockholder of InterSAN or any of their respective representatives. The InterSAN stockholders shall be severally and not jointly liable for any such remedy at law or in equity.

          (e) The amount of Finisar Losses shall be computed after giving effect to the receipt of any insurance proceeds and tax benefits with respect thereto.

     Section 9.3 Procedures for Indemnification.

          (a) As used in this Article IX, the term “Indemnitee” means the member or members of the Finisar Group seeking recovery from the Escrow.

          (b) A claim for indemnification hereunder (an “Indemnification Claim”) shall be made by Indemnitee by delivery of a written notice signed by an executive officer of Finisar to the Stockholders’ Representative and the Escrow Agent requesting indemnification and specifying in reasonable detail the basis on which indemnification is sought (and shall include relevant documentation related to the Indemnification Claim), the amount of the asserted Finisar Losses and, in the case of a Third Party Claim (as defined in Section 9.4), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

          (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 9.4 hereof shall be observed by Indemnitee and the Stockholders’ Representative.

     Section 9.4 Defense of Third Party Claims. Should any claim be made or suit or proceeding be instituted against an Indemnitee which, if prosecuted successfully, would be a matter for which such Indemnitee is entitled to indemnification under this Article IX (a “Third Party Claim”), the obligations and liabilities of the parties hereunder with respect to the portions of such Third Party Claims that are covered by the indemnification provisions in this Article IX (but excluding all other portions of such Third Party Claims and all counterclaims and the like by the Indemnitee or its affiliates) shall be subject to the following terms and conditions:

          (a) Indemnitee shall give the Stockholders’ Representative and the Escrow Agent written notice of any such Third Party Claim promptly after receipt by Indemnitee of notice thereof, and the Stockholders’ Representative may undertake control of the defense thereof by counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnitee. In such event, Indemnitee may participate in the defense through its own counsel at its own expense. If, however, the Stockholders’ Representative fails or refuses to undertake the defense of such Third Party Claim within twenty (20) days after written notice of such claim has been delivered to the Stockholders’ Representative by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 9.5, settlement of such Third Party Claim with counsel of its own choosing. Failure of Indemnitee to furnish written notice to the Stockholders’ Representative or the Escrow Agent of a Third Party Claim shall not release the InterSAN Stockholders from their obligations hereunder, except to the extent they are prejudiced by such failure.

          (b) Indemnitee and the Stockholders’ Representative shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

          (c) Unless the Stockholders’ Representative has failed to fulfill its obligations under this Article IX, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of the Stockholders’ Representative, which consent shall not be unreasonably withheld or delayed. If the Stockholders’ Representative has assumed the defense of a Third Party Claim as contemplated by this Section 9.4, no settlement of such Third Party Claim may be made by the Stockholders’ Representative without the prior written consent by or on behalf of Indemnitee, which consent shall not be unreasonably withheld or delayed.

     Section 9.5 Manner of Indemnification.

          (a) The Escrow Shares deposited into Escrow pursuant to the Escrow Agreement in accordance with the provisions of Section 2.5 shall provide a fund against which members of the Finisar Group may assert claims of indemnification under this Article IX. Except as specifically provided in Section 9.2(d), the sole recourse of any member of the Finisar Group for claims with respect to this Agreement or the transactions contemplated by this Agreement is to the Escrow Shares.

          (b) Each claim asserted against the InterSAN Stockholders pursuant to this Article IX shall be made only in accordance with the procedures set forth herein and in the Escrow Agreement, subject to the provisions of Section 9.2(d) hereof.

     Section 9.6 Appointment of Stockholders’ Representative. For purposes of this Agreement, the InterSAN Stockholders hereby consent to the appointment of Ned Carlson as the representative and attorney-in-fact for and on behalf of the InterSAN Stockholders (the “Stockholders’ Representative”), and to the taking by the Stockholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement or the Escrow Agreement, including, without limitation, the exercise of the power to (i) execute the Escrow Agreement on behalf of the InterSAN Stockholders, (ii) authorize delivery to Finisar of Escrow Shares in satisfaction of Indemnification Claims, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such Indemnification Claims, (iv) resolve any Indemnification Claims and (v) take all actions necessary in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement. Accordingly, the Stockholders’ Representative has unlimited authority and power to act on behalf of each InterSAN Shareholder with respect to the Escrow Agreement and the disposition, settlement or other handling of all Indemnification Claims. Each InterSAN Stockholder will be bound by all actions taken by the Stockholders’ Representative in connection with all Indemnification Claims, and Finisar shall be entitled to rely on any action or decision of the Stockholders’ Representative or taken by any person that Finisar reasonably believes to be authorized to act on behalf of the Stockholders’ Representative. The Stockholders’ Representative will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct or bad faith. In all questions arising under this Agreement or the Escrow Agreement, the Stockholders’ Representative may rely on the advice of counsel, and the Stockholders’ Representative will not be liable to anyone for anything done, omitted or suffered in good faith by the Stockholders’ Representative based on such advice. Except as expressly provided herein, the Stockholders’ Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him. The expenses of the Stockholders’ Representative shall be paid from the Escrow Shares to the extent any Escrow Shares are available after payment of all Finisar Losses under this Article IX. At any time during the term of the Escrow Agreement, holders of a majority of the Escrow Shares then held in Escrow may, by written consent, appoint a new representative as the Stockholders’ Representative by sending notice and a copy of the written consent appointing such new representative signed by holders of a majority of the Escrow Shares to Finisar and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Finisar and the Escrow Agent. The Stockholders’ Representative may resign at any time. Upon the resignation of the Stockholders’ Representative, a successor, who shall be bound by all of the terms of this Section 9.6, shall be named pursuant to Section 11 of the Escrow Agreement.

ARTICLE X

GENERAL PROVISIONS

     Section 10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) upon receipt if delivered personally (or if mailed by registered or certified mail), (ii) the next business day after dispatch if sent by overnight delivery service, or (iii) upon dispatch if transmitted by facsimile transmission (and confirmed by a copy delivered in accordance with clause (i) or (ii)), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Finisar, to:

Finisar Corporation
1308 Moffett Park Drive
Sunnyvale, CA 94089-1113
Attention: Chief Executive Officer
Fax: (408) 541-9579

Tel: (408) 548-1000

with a copy to:

DLA Piper Rudnick Gray Cary US LLP
2000 University Avenue
East Palo Alto, CA 94303-2248
Attention: Dennis C. Sullivan, Esq.
Fax: (650) 833-2001
Tel: (650) 833-2000

(b) if to InterSAN, to

InterSAN, Inc.
100 Enterprise Way, Suite C3
Scotts Valley, CA 95066
Attention: Chief Executive Officer
Fax: (831) 431-1942
Tel: (831) 431-1540

with a copy to:

Bingham McCutchen LLP
1900 University Avenue
East Palo Alto, CA 94303-2223
Attention: Alan B. Kalin, Esq.
Fax: (650) 849-4800
Tel: (650) 849-4816

(c) if to the Stockholders’ Representative, to

Ned Carlson
Managing Director
Dawntreader Ventures
520 Madison Avenue, 9th Floor
New York, NY 10022
Fax: (646) 452-6101
Tel: (646) 452-6105

     Section 10.2 Interpretation.

          (a) For purposes of this Agreement

               (i) When reference is made to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated;

               (ii) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation;”

               (iii) The phrase “made available” in this Agreement shall mean that the information referred to has been provided to or made accessible to the party to whom such information is to be made available;

               (iv) The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 2 2005;

               (v) Any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any change or circumstance or effect that, individually or in the aggregate, with all other changes, circumstances or effects, is or would reasonably be expected to be, materially adverse to the business, assets, property (tangible and intangible), condition (financial or otherwise), or results of operations of such entity or group of entities, taken as a whole. For the avoidance of doubt, a failure by such entity or entities to meet the financial performance expectations of financial analysts for any quarter prior to the Effective Time or to execute by a specified time any material contract with a customer shall not, in and of itself, be deemed to be a Material Adverse Effect on such entity or group of entities;

               (vi) Any reference to a party’s “knowledge” means such party’s actual knowledge after reasonable inquiry of its directors, officers and other management level employees that have responsibility for the referenced matters;

               (vii) Any reference to the “prospects” of InterSAN or its business, or to InterSAN’s business “as currently proposed to be conducted,” means such prospects or business without taking into account the effects of the Merger or any changes to InterSAN’s business that are initiated by Finisar thereafter;

               (viii) The term “Permitted Encumbrances” means (i) Liens for Taxes, assessments or other charges by Governmental Entities which are not yet due and payable or are due but not delinquent or are being contested in good faith by appropriate proceedings, (ii) purchase money security interests incurred in the ordinary course of business and (iii) minor Liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of InterSAN;

               (ix) The word “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; and

               (x) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (b) This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.

     Section 10.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     Section 10.5 Entire Agreement. This Agreement (including the schedules and exhibits hereto and the other documents delivered pursuant hereto) constitutes the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

     Section 10.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law principles.

     Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 10.8 Third Party Beneficiaries. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement.

     Section 10.9 Descriptive Headings. The descriptive headings used in this Agreement are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 10.10 Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the exhibits to this Agreement, or the transactions contemplated hereby and thereby, the prevailing party in any such action shall be entitled to an award of attorney’s fees, costs and disbursements in addition to any other relief to which such party may be entitled.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Finisar, Sub and InterSAN have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

INTERSAN, INC.		FINISAR CORPORATION

By:	/s/ Noel Christopher Melville	By:	/s/ Jerry S. Rawls

	Noel Christopher Melville		Jerry S. Rawls
	Chief Executive Officer		President and Chief Executive Officer

IOLITE ACQUISITION CORP.

		By:	/s/ Jerry S. Rawls

Jerry S. Rawls
President and Chief Executive Officer